PROSPECTUS SUPPLEMENT                                               MAY 11, 2005
(TO PROSPECTUS DATED DECEMBER 20, 2004)
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11,750,000 SHARES

[Annaly Logo Omitted]

ANNALY MORTGAGE MANAGEMENT, INC.

COMMON STOCK
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On July 8, 2002, we entered into a sales agency agreement with UBS Securities
LLC relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. We amended and restated that agreement with UBS Securities LLC on August 12, 2003. On May 11, 2005 we entered into a second amended and restated sales agency agreement with UBS Securities LLC.

In accordance with the terms of the second amended and restated sales agency agreement, we may offer and sell an aggregate of up to 11,750,000 shares of our common stock from time to time through UBS Securities LLC as our sales agent. We have sold an aggregate of 4,450,000 shares to date through UBS Securities LLC as our sales agent pursuant to the sales agency agreement. Sales of the shares, if any, will be made by means of ordinary brokers' transactions on the New York Stock Exchange at market prices.

Our common stock is listed on the New York Stock Exchange under the symbol "NLY." The last reported sale price of our common stock on May 10, 2005 was $19.07 per share.

BEFORE BUYING ANY OF THESE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

UBS Securities LLC will receive from us a commission of 2.50% based on the gross sales price per share for any shares sold through it as our sales agent under the second amended and restated sales agency agreement. Subject to the terms and conditions of the second amended and restated sales agency agreement, UBS Securities LLC will use its reasonable efforts to sell on our behalf any shares to be offered by us under the second amended and restated sales agency agreement.

                       ----------------------------------

                               UBS INVESTMENT BANK

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You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and UBS Securities LLC has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and UBS Securities LLC is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

TABLE OF CONTENTS
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

PROSPECTUS SUPPLEMENT                                  PROSPECTUS

Forward-looking information...................  S-2    About this prospectus................................   1
Plan of distribution..........................  S-3    Forward-looking information .........................   1
                                                       About Annaly Mortgage Management, Inc................   1
                                                       Risk factors.........................................   4
                                                       Use of proceeds......................................  14
                                                       Ratio of earnings to fixed charges...................  14
                                                       Description of common stock and preferred stock......  15
                                                       Federal income tax considerations....................  23
                                                       Plan of distribution.................................  39
                                                       Experts..............................................  41
                                                       Legal matters........................................  42
                                                       Where you can find more information..................  42
                                                       Incorporation of certain documents by reference......  42


FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, and risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (which we refer to as FIDAC), including the removal by FIDAC's clients of assets FIDAC manages, FIDAC's regulatory requirements and competition in the investment advisory business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk factors" in the accompanying prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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                                                                             S-2
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PLAN OF DISTRIBUTION

We have entered into a second amended and restated sales agency agreement with UBS Securities LLC under which we may issue and sell an aggregate of up to 11,750,000 shares of our common stock from time to time through UBS Securities LLC as our sales agent. We have sold an aggregate of 4,450,000 shares to date through UBS Securities LLC as our sales agent pursuant to the sales agency agreement. Sales of the shares, if any, will be made by means of ordinary brokers' transactions on the New York Stock Exchange at market prices.

UBS Securities LLC will offer the shares of common stock subject to the terms and conditions of the second amended and restated sales agency agreement on a daily basis or as otherwise agreed upon by us and UBS Securities LLC. We will designate the maximum amount of shares of common stock to be sold through UBS Securities LLC on a daily basis or otherwise determine such maximum amount together with UBS Securities LLC. Subject to the terms and conditions of the second amended and restated sales agency agreement, UBS Securities LLC will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct UBS Securities LLC not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or UBS Securities LLC may suspend the offering of shares of common stock being made through UBS Securities LLC under the second amended and restated sales agency agreement upon proper notice to the other party.

UBS Securities LLC will receive from us a commission equal to 2.50% of the gross sales price per share for any shares sold through it as our sales agent under the second amended and restated sales agency agreement. The remaining sales proceeds, after deducting any expenses payable by us which are not reimbursed by UBS Securities LLC and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares.

UBS Securities LLC will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which shares of common stock are sold by it for us under the second amended and restated sales agency agreement. Each confirmation will include the number of shares sold on that day, the net proceeds to us and the compensation payable by us to UBS Securities LLC.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to the New York Stock Exchange copies of this prospectus supplement pursuant to the rules of the exchange. We will report at least quarterly the number of shares of common stock sold through UBS Securities LLC under the second amended and restated sales agency agreement, the net proceeds to us and the compensation paid by us to UBS Securities LLC in connection with the sales of common stock.

In connection with the sale of the common stock on our behalf, UBS Securities LLC may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (or Securities Act), and the compensation paid to UBS Securities LLC may be deemed to be underwriting commissions or discounts. We have agreed in the second amended and restated sales agency agreement to provide indemnification and contribution to UBS Securities LLC against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, UBS Securities LLC and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, customary compensation. We have a secured repurchase credit facility with UBS Securities LLC.


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S-3
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If UBS Securities LLC or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of common stock under the second amended and restated sales agency agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of UBS Securities LLC and us.

The offering of common stock pursuant to the second amended and restated sales agency agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the second amended and restated sales agency agreement or (ii) the termination of the second amended and restated sales agency agreement, pursuant to its terms, by either UBS Securities LLC or us.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to UBS Securities LLC under the second amended and restated sales agency agreement, will be approximately $1,000.


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                                                                             S-4

PROSPECTUS


                                  $750,000,000


                        ANNALY MORTGAGE MANAGEMENT, INC.

                        COMMON STOCK AND PREFERRED STOCK


         By this prospectus, we may offer, from time to time, shares of our:

                  o        common stock;

                  o        preferred stock; or

                  o        any combination of the foregoing.

         We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

         This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

         The New York Stock Exchange lists our common stock under the symbol "NLY" and our 7.875% Series A Cumulative Redeemable Preferred Stock under the symbol "NLY PrA."

         To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

         CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 20, 2004

                                TABLE OF CONTENTS

                                                                            PAGE

ABOUT THIS PROSPECTUS..........................................................1

FORWARD-LOOKING INFORMATION....................................................1

ABOUT ANNALY MORTGAGE MANAGEMENT, INC..........................................1

RISK FACTORS...................................................................4

USE OF PROCEEDS...............................................................14

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.....14

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK...............................15

FEDERAL INCOME TAX CONSIDERATIONS.............................................23

PLAN OF DISTRIBUTION..........................................................39

EXPERTS.......................................................................41

LEGAL MATTERS.................................................................42

WHERE YOU CAN FIND MORE INFORMATION...........................................42

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................42

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                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (or SEC) using a "shelf" registration process. Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings for total proceeds of up to $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING INFORMATION

         This prospectus and the documents incorporated by references herein contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, and risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (which we refer to as FIDAC), including the removal by FIDAC's clients of assets FIDAC manages, FIDAC's regulatory requirements and competition in the investment advisory business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see the information under the caption "Risk Factors" beginning on page 4 of this prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                     ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

GENERAL

         We own, manage, and finance a portfolio of investment securities, including mortgage pass-through certificates, collateralized mortgage obligations (or CMOs), agency callable debentures, and other securities representing interests in or obligations backed by pools of mortgage loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our investment securities and the cost of borrowings to finance our acquisition of investment securities. We are a Maryland


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corporation that commenced operations on February 18, 1997. We are self-advised and self-managed.

         We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a real estate investment trust (or REIT) under the Internal Revenue Code of 1986, as amended (or the Code). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets, other than FIDAC, our taxable REIT subsidiary, consist of qualified REIT real estate assets (of the type described in Section 856(c)(5)(B) of the Code). We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

ASSETS

         On September 30, 2004, all of the investment securities we owned were "agency certificates" or "agency debentures." Agency certificates are mortgage pass-through certificates where a government agency or federally chartered corporation, such as Federal Home Loan Mortgage Corporation (or FHLMC), Federal National Mortgage Association (or FNMA), or Government National Mortgage Association (or GNMA), guarantees payments of principal or interest on the certificates. Although not rated, these agency certificates carry an implied "AAA" rating. Agency debentures are debt instruments issued by FHLMC, FNMA, or the Federal Home Loan Bank (or FHLB).

            - Freddie Mac is a common abbreviation that refers to the FHLMC, a privately-owned, government-sponsored enterprise created pursuant to an act of Congress.

            - Fannie Mae is a common abbreviation that refers to the FNMA, a privately-owned, federally-chartered corporation organized under an act of Congress.

            - Ginnie Mae is a common abbreviation that refers to the GNMA, a wholly-owned instrumentality of the United States within the Department of Housing and Urban Development.

         Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

            - 75% of our investments must have a "AA" or higher rating by Standard & Poor's Corporation (or S&P), an equivalent rating by another nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

            - the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by another nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to


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                  investments with these ratings. Securities with ratings of
                  "BBB" or higher are commonly referred to as "investment grade" securities; and

            - we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

         We acquire both adjustable-rate and fixed-rate securities. Adjustable-rate investment securities have interest rates that adjust periodically based upon changes in an objective index of short-term interest rates, such as London Interbank Offered Rate (or LIBOR) or a U.S. Treasury index. On September 30, 2004, approximately 71% of our investment securities were adjustable-rate securities and approximately 29% were fixed-rate securities.

BORROWINGS

         We borrow money primarily through repurchase agreements using our investment securities as collateral. We generally expect to maintain a ratio of debt-to-equity of between 8:1 to 12:1, although the ratio may vary from time to time depending upon market conditions and other factors our management deems relevant. At September 30, 2004, our debt-to-equity ratio was 9.4:1.

         We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate investment securities. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our investment securities. In addition, our fixed-rate mortgage-backed securities do not provide for any periodic rate adjustments. Accordingly, we could experience net losses or a decrease in net profits in a period of rising interest rates.

RATIO EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         Our ratio of earnings to combined fixed charges and preferred stock dividends was 2.05 for the nine months ended September 30, 2004, and 1.99, 2.14, 1.55, 1.18 and 1.26 for the years ended December 31, 2003, 2002, 2001, 2000 and
1999, respectively.

STOCK LISTING

         Our common stock is traded on the New York Stock Exchange under the symbol "NLY" and our 7.875% Series A Cumulative Redeemable Preferred Stock (which we refer to as our Series A Preferred Stock) is traded on the New York Stock Exchange under the symbol "NLY PrA."

PRINCIPAL EXECUTIVE OFFICES AND TELEPHONE NUMBER

         Our principal executive offices are located at 1211 Avenue of the Americas, Suite 2902, New York, New York 10036. Our telephone number is (212) 696-0100.

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                                       3

                                  RISK FACTORS

         An investment in our stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition, and results of operations could be materially adversely affected. If this were to occur, the trading price of our stock could decline significantly and you may lose all or part of your investment.

AN INCREASE IN THE INTEREST PAYMENTS ON OUR BORROWINGS RELATIVE TO THE INTEREST WE EARN ON OUR INVESTMENT SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

         We earn money based upon the spread between the interest payments we earn on our investment securities and the interest payments we must make on our borrowings. If the interest payments on our borrowings increase relative to the interest we earn on our investment securities, our profitability may be adversely affected.

         The interest payments on our borrowings may increase relative to the interest we earn on our adjustable-rate investment securities for various reasons discussed in this section.

o DIFFERENCES IN TIMING OF INTEREST RATE ADJUSTMENTS ON OUR INVESTMENT SECURITIES AND OUR BORROWINGS MAY ADVERSELY AFFECT OUR PROFITABILITY

         We rely primarily on short-term borrowings to acquire investment securities with long-term maturities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

         Most of the investment securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as:

          - LIBOR. The interest rate that banks in London offer for deposits in London of U.S. dollars.

          - TREASURY RATE. A monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

          - CD RATE. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

         These indices generally reflect short-term interest rates. On September 30, 2004, approximately 71% of our investment securities were adjustable-rate securities.

         The interest rates on our borrowings similarly vary with changes in an objective index. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate investment securities. For example, on September 30, 2004, our adjustable-rate investment securities had a weighted average term to next rate adjustment of 25 months, while our borrowings had a weighted average term to next rate adjustment of 109 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate investment securities.

o INTEREST RATE CAPS ON OUR INVESTMENT SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

         Our adjustable-rate investment securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of an investment security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or experience a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our adjustable-rate investment securities would be limited by caps.

o BECAUSE WE ACQUIRE FIXED-RATE SECURITIES, AN INCREASE IN INTEREST RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

         While the majority of our investments consist of adjustable-rate investment securities, we also invest in fixed-rate mortgage-backed securities. In a period of rising interest rates, our interest payments could increase while the interest we earn on our fixed-rate mortgage-backed securities would not change. This would adversely affect our profitability. On September 30, 2004, approximately 29% of our investment securities were fixed-rate securities.

AN INCREASE IN PREPAYMENT RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

         The mortgage-backed securities we acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. These faster than expected prepayments may adversely affect our profitability.

         We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over the market value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we must expense all or a part of the remaining unamortized portion of the premium that was prepaid at the time of the prepayment. This adversely affects our profitability. On September 30, 2004, approximately 94% of the mortgage-backed securities we owned were acquired at a premium.

         Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

         We may seek to reduce prepayment risk by acquiring mortgage-backed securities at a discount. If a discounted security is prepaid in whole or in part prior to its maturity date, we will earn income equal to the amount of the remaining discount. This will improve our profitability if the discounted securities are prepaid faster than expected. On September 30, 2004, approximately 6% of the mortgage-backed securities we owned were acquired at a discount.

         We also can acquire mortgage-backed securities that are less affected by prepayments. For example, we can acquire CMOs, a type of mortgage-backed security. CMOs divide a pool of mortgage loans into multiple tranches that allow for shifting of prepayment risks from slower-paying tranches to faster-paying tranches. This is in contrast to pass-through or pay-through mortgage-backed securities, where all investors share equally in all payments, including all prepayments. As discussed below, the Investment Company Act of 1940 (or the Investment Company Act) imposes restrictions on our purchase of CMOs. On September 30, 2004, approximately 26% of our mortgage-backed securities were CMOs and approximately 74% of our mortgage-backed securities were pass-through or pay-through securities.

         While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

AN INCREASE IN INTEREST RATES MAY ADVERSELY AFFECT OUR BOOK VALUE

         Increases in interest rates may negatively affect the market value of our investment securities. Our fixed-rate securities, generally, are more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our investment securities.

OUR STRATEGY INVOLVES SIGNIFICANT LEVERAGE

         We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although our ratio may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our investment securities. By incurring this leverage, we can enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

o    OUR LEVERAGE MAY CAUSE SUBSTANTIAL LOSSES

         Because of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

          -    short-term interest rates increase;

          -    the market value of our investment securities decreases;

          -    interest rate volatility increases; or

          -    the availability of financing in the market decreases.


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


o OUR LEVERAGE MAY CAUSE MARGIN CALLS AND DEFAULTS AND FORCE US TO SELL ASSETS UNDER ADVERSE MARKET CONDITIONS

         Because of our leverage, a decline in the value of our investment securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. Our fixed-rate mortgage-backed securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities.

         If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our investment securities under adverse market conditions. Additionally, in the event of our bankruptcy, our borrowings, which are generally made under repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

o    LIQUIDATION OF COLLATERAL MAY JEOPARDIZE OUR REIT STATUS

         To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investment securities, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

o    WE MAY EXCEED OUR TARGET LEVERAGE RATIOS

         We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1. However, we are not required to stay within this leverage ratio. If we exceed this ratio, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe.

o    WE MAY NOT BE ABLE TO ACHIEVE OUR OPTIMAL LEVERAGE

         We use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for any of the following reasons:

          -    we determine that the leverage would expose us to excessive risk;

          - our lenders do not make funding available to us at acceptable rates; or

          - our lenders require that we provide additional collateral to cover our borrowings.

o WE MAY INCUR INCREASED BORROWING COSTS WHICH WOULD ADVERSELY AFFECT OUR PROFITABILITY

         Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, it would adversely affect our profitability.

         Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

          -    the movement of interest rates;

          -    the availability of financing in the market; or

          -    the value and liquidity of our investment securities.

IF WE ARE UNABLE TO RENEW OUR BORROWINGS AT FAVORABLE RATES, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED

         Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we would have to sell our assets under possibly adverse market conditions.

WE HAVE NOT USED DERIVATIVES TO MITIGATE OUR INTEREST RATE AND PREPAYMENT RISKS

         Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our interest rate and prepayment risks described above. However, we have determined in the past that the cost of these transactions outweighs the benefits. In addition, we will not enter into derivative transactions if we believe they will jeopardize our status as a REIT. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot insulate us from these risks.

OUR INVESTMENT STRATEGY MAY INVOLVE CREDIT RISK

         We may incur losses if there are payment defaults under our investment securities.

         To date, all of our mortgage-backed securities have been agency certificates and agency debentures which, although not rated, carry an implied "AAA" rating. Agency certificates are mortgage pass-through certificates where Freddie Mac, Fannie Mae or Ginnie Mae guarantees payments of principal or interest on the certificates. Agency debentures are debt instruments issued by Freddie Mac, Fannie Mae, or the FHLB.

         Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

          - 75% of our investments must have a "AA" or higher rating by S&P, an equivalent rating by a similar nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

          - the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by a similar nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

          - we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

         If we acquire mortgage-backed securities of lower credit quality, we may incur losses if there are defaults under those mortgage-backed securities or if the rating agencies downgrade the credit quality of those mortgage-backed securities.

WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL

         We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year (subject to certain adjustments) is distributed. This enables us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons described in this section. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time.

BECAUSE OF COMPETITION, WE MAY NOT BE ABLE TO ACQUIRE MORTGAGE-BACKED SECURITIES AT FAVORABLE YIELDS

         Our net income depends, in large part, on our ability to acquire mortgage-backed securities at favorable spreads over our borrowing costs. In acquiring mortgage-backed securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-backed securities, many of which have greater financial resources than us. As a result, in the future, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

         We are dependent on the efforts of our key officers and employees, including Michael A. J. Farrell, Chairman of the Board of Directors, Chief Executive Officer, and President, Wellington J. Denahan, Vice Chairman and Chief Investment Officer, Kathryn F. Fagan, Chief Financial Officer and Treasurer, and Jennifer S. Karve, Executive Vice President and Secretary. The loss of any of their services could have an adverse effect on our operations. Although we have employment agreements with each of them, we cannot assure you they will remain employed with us.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS

o    OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE TAX CONSEQUENCES

         We believe that since 1997 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain). Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service (or IRS) might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult or impossible for us to remain qualified as a REIT.

         If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, the tax law would no longer require us to make distributions to our stockholders.

         On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the 2004 Act), which, among other things, amends the rules applicable to REIT qualification. In particular, the 2004 Act provides that a REIT that fails the quarterly asset tests for one or more quarters will not lose its REIT status as a result of such failure if either (i) the failure is regarded as a de minimis failure under standards set out in the 2004 Act, or
(ii) the failure is greater than a de minimis failure but is attributable to reasonable cause and not willful neglect. In the case of a greater than de minimis failure, however, the REIT must pay a tax and must remedy the failure within 6 months of the close of the quarter in which the failure occurred. In addition, the 2004 Act provides relief for failures of other tests imposed as a condition of REIT qualification, as long as the failures are attributable to reasonable cause and not willful neglect. A REIT would be required to pay a penalty of $50,000, however, in the case of each failure. The above-described changes apply for taxable years of REITs beginning after the date of enactment.

o    WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS

         As a REIT, we must distribute at least 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain). The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

o    WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES

         Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

o    RECENT TAX LEGISLATION COULD AFFECT THE VALUE OF OUR STOCK

         On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief and Reconciliation Act of 2003 (the "Act"), which, among other things, reduces the rate at which individual stockholders are subject to tax on dividends paid by regular C corporations to a maximum rate of 15%. Generally, REITs are tax advantaged relative to C corporations because, unlike C corporations, REITs are allowed a deduction for dividends paid, which, in most cases, allows a REIT to avoid paying corporate level federal income tax on its earnings. The provisions of the Act reducing the rate at which individual stockholders pay tax on dividend income from C corporations may serve to mitigate this tax advantage and may cause individuals to view an investment in a C corporation as more attractive than an investment in a REIT. This may adversely affect the value of our stock.

o LIMITS ON OWNERSHIP OF OUR COMMON STOCK COULD HAVE ADVERSE CONSEQUENCES TO YOU AND COULD LIMIT YOUR OPPORTUNITY TO RECEIVE A PREMIUM ON OUR STOCK

         To maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax laws to include certain entities). Primarily to facilitate maintenance of our qualification as a REIT for federal income tax purposes, our charter will prohibit ownership, directly or by the attribution provisions of the federal tax laws, by any person of more than 9.8% of the lesser of the number or value of the issued and outstanding shares of our common stock and will prohibit ownership, directly or by the attribution provisions of the federal tax laws, by any person of more than 9.8% of the lesser of the number or value of the issued and outstanding shares of any class or series of our preferred stock. Our board of directors, in its sole and absolute discretion, may waive or modify the ownership limit with respect to one or more persons who would not be treated as "individuals" for purposes of the federal tax laws if it is satisfied, based upon information required to be provided by the party seeking the waiver and upon an opinion of counsel satisfactory to the board of directors, that ownership in excess of this limit will not otherwise jeopardize our status as a REIT for federal income tax purposes.

         The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our shareholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with a change in control.

o A REIT CANNOT INVEST MORE THAN 20% OF ITS TOTAL ASSETS IN THE STOCK OR SECURITIES OF ONE OR MORE TAXABLE REIT SUBSIDIARIES; THEREFORE, FIDAC CANNOT CONSTITUTE MORE THAN 20% OF OUR TOTAL ASSETS

         A taxable REIT subsidiary is a corporation, other than a REIT or a qualified REIT subsidiary, in which a REIT owns stock and which elects taxable REIT subsidiary status. The term also includes a corporate subsidiary in which the taxable REIT subsidiary owns more than a 35% interest. A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, at the close of any calendar quarter, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries.

         The stock and securities of FIDAC, our taxable REIT subsidiary, is expected to represent less than 20% of the value of our total assets. Furthermore, we intend to monitor the value of our investments in the stock and securities of FIDAC (and any other taxable REIT subsidiary in which we may invest) to ensure compliance with the above-described 20% limitation. We cannot assure you, however, that we will always be able to comply with the 20% limitation so as to maintain REIT status.

o TAXABLE REIT SUBSIDIARIES ARE SUBJECT TO TAX AT THE REGULAR CORPORATE RATES, ARE NOT REQUIRED TO DISTRIBUTE DIVIDENDS, AND THE AMOUNT OF DIVIDENDS A TAXABLE REIT SUBSIDIARY CAN PAY TO ITS PARENT REIT MAY BE LIMITED BY REIT GROSS INCOME TESTS

         A taxable REIT subsidiary must pay income tax at regular corporate rates on any income that it earns. FIDAC will pay corporate income tax on its taxable income, and its after-tax net income will be available for distribution to us. Such income, however, is not required to be distributed.

         Moreover, the annual gross income tests that must be satisfied to ensure REIT qualification may limit the amount of dividends that we can receive from FIDAC and still maintain our REIT status. Generally, not more than 25% of our gross income can be derived from non-real estate related sources, such as dividends from a taxable REIT subsidiary. If, for any taxable year, the dividends we received from FIDAC, when added to our other items of non-real estate related income, represented more than 25% of our total gross income for the year, we could be denied REIT status, unless we were able to demonstrate, among other things, that our failure of the gross income test was due to reasonable cause and not willful neglect.

         The limitations imposed by the REIT gross income tests may impede our ability to distribute assets from FIDAC to us in the form of dividends. Certain asset transfers may, therefore, have to be structured as purchase and sale transactions upon which FIDAC recognizes taxable gain.

o IF INTEREST ACCRUES ON INDEBTEDNESS OWED BY A TAXABLE REIT SUBSIDIARY TO ITS PARENT REIT AT A RATE IN EXCESS OF A COMMERCIALLY REASONABLE RATE, OR IF TRANSACTIONS BETWEEN A REIT AND A TAXABLE REIT SUBSIDIARY ARE ENTERED INTO ON OTHER THAN ARM'S-LENGTH TERMS, THE REIT MAY BE SUBJECT TO A PENALTY TAX

         If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT at a rate in excess of a commercially reasonable rate, the REIT is subject to tax at a rate of 100% on the excess of (i) interest payments made by a taxable REIT subsidiary to its parent REIT over (ii) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm's-length terms. We will scrutinize all of our transactions with FIDAC in an effort to ensure that we do not become subject to these taxes. We cannot assure you, however, that we will be able to avoid application of these taxes.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT US

         We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as described in this prospectus.

         The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Our ownership of these mortgage-backed securities, therefore, is limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities, under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

COMPLIANCE WITH PROPOSED AND RECENTLY ENACTED CHANGES IN SECURITIES LAWS AND REGULATIONS ARE LIKELY TO INCREASE OUR COSTS

         The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC and the New York Stock Exchange have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. We believe that these rules and regulations will make it more costly for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of management and our board of directors, particularly to serve on our audit committee.

ISSUANCES OF LARGE AMOUNTS OF OUR STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

         As of November 5, 2004, 121,256,222 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

ISSUANCES OF SHARES TO FIDAC SHAREHOLDERS

         As a result of our acquisition of FIDAC, FIDAC shareholders may receive additional shares of our common stock as an earn-out in 2005, 2006, and 2007 worth up to $49,500,000 if FIDAC meets specific performance goals under the merger agreement. We cannot calculate how many shares we will issue under the earn-out provisions since that will vary depending upon whether and the extent to which FIDAC achieves specific performance goals. Even if FIDAC achieves specific performance goals for a fiscal year, the number of additional shares to be issued to the FIDAC shareholders will vary depending on our average share price for the first 20 trading days of the following fiscal year.

WE MAY CHANGE OUR POLICIES WITHOUT STOCKHOLDER APPROVAL

         Our Board of Directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

                                 USE OF PROCEEDS

         Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:


                            For the             For the           For the          For the          For the         For the
                       Nine Months Ended       Year Ended       Year Ended       Year Ended       Year Ended       Year Ended
                         September 30,        December 31,     December 31,     December 31,     December 31,     December 31,
                             2004                 2003             2002             2001             2000             1999
                      --------------------- ----------------- ---------------- ---------------- ---------------- ---------------
Ratio of earnings to
combined fixed charges
and preferred stock
dividends                    2.05X               1.99X             2.14X            1.55X            1.18X           1.26X


         The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends (where applicable). For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, and preferred stock dividends consist of dividends paid on our outstanding shares of Series A Preferred Stock.

                 DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

GENERAL

         Our authorized capital stock consists of 500 million shares of common stock, par value $.01 per share. Pursuant to our articles of incorporation, as amended, our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock. As of November 5, 2004, our Board of Directors had classified 7,637,500 unissued shares of common stock as 7,637,500 shares of Series A Preferred Stock. As of November 5, 2004, we had 121,256,222 shares of common stock outstanding, not including 1,662,759 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term Incentive Plan, and 7,412,500 shares of Series A Preferred Stock outstanding.

COMMON STOCK

         All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended.

o    VOTING

         Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

         Our by-laws, as amended and restated, provide that annual meetings of our stockholders will be held each calendar year on the date determined by our President, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. Our articles of incorporation, as amended, may be amended in accordance with Maryland law.

o    DIVIDENDS; LIQUIDATION; OTHER RIGHTS

         Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

o    CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

         Our articles of incorporation, as amended, authorize our Board of Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

PREFERRED STOCK

         The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended, designating terms of a series of preferred stock. The preferred stock, when issued, will be validly issued, fully paid, and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

         The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

          -    the title and stated value of the preferred stock;

          -    the voting rights of the preferred stock, if applicable;

          -    the preemptive rights of the preferred stock, if applicable;

          - the restrictions on alienability of the preferred stock, if applicable;

          - the number of shares offered, the liquidation preference per share and the offering price of the shares;

          - liability to further calls or assessment of the preferred stock, if applicable;

          - the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

          - the date from which dividends on the preferred stock will accumulate, if applicable;

          - the procedures for any auction and remarketing for the preferred stock;

          - the provision for a sinking fund, if any, for the preferred stock;

          - the provision for and any restriction on redemption, if applicable, of the preferred stock;

          - the provision for and any restriction on repurchase, if applicable, of the preferred stock;

          -    any listing of the preferred stock on any securities exchange;

          - the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

          - the terms under which the rights of the preferred stock may be modified, if applicable;

          - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

          - a discussion of certain material federal income tax considerations applicable to the preferred stock;

          - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

          - any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

          - any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as REIT.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         To ensure that we meet the requirements for qualification as a REIT, our articles of incorporation, as amended, prohibit anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of our capital stock in excess of 9.8% of the outstanding shares. For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

         The constructive ownership provisions of Section 544 of the Code, generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., "reattribution"). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

         Any transfer of shares of capital stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or
(b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT.

         Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute "excess securities." Excess securities will be transferred by operation of law to a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by us that is not affiliated with the purported transferee or us. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically cease to be excess securities.

         Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation, as amended, shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

         All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         Any person who acquires shares in violation of our articles of incorporation, as amended, or any person who is a purported transferee such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of 5.0% or more (during any period in which the number of record stockholders is 2,000 or more) or 1.0% or more (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 1/2% or more (during any period in which the number of record stockholders is 200 or less) of the number or value of our outstanding shares must send us an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to us in writing information with respect to the direct and constructive ownership of shares as the Board of Directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our Board of Directors may, pursuant to our articles of incorporation, as amended, waive the 9.8% ownership limit for a purchaser of our stock. In connection with any such waiver, we may require that the stockholder requesting the waiver enter into an agreement with us providing that we may repurchase shares from the stockholder under certain circumstances to ensure compliance with the REIT provisions of the Code. The repurchase would be at fair market value as set forth in the agreement between us and the stockholder. The consideration received by the stockholder in the repurchase might be characterized as the receipt by the stockholder of a dividend from us, and any stockholder entering into an agreement with us should consult its tax advisor. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

         The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

CLASSIFICATION OF BOARD OF DIRECTORS, VACANCIES AND REMOVAL OF DIRECTORS

         Our by-laws, as amended and restated, provide for a staggered Board of Directors. Our by-laws, as amended and restated, provide for between three and fifteen directors divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term is as follows:

    Class I                     2 Directors                     Expires 2006
    Class II                    3 Directors                     Expires 2007
    Class III                   3 Directors                     Expires 2005

         At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified Board of Directors could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

         Our by-laws, as amended and restated, provide that any vacancy on our Board of Directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our by-laws, as amended and restated, provide that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting. These provisions preclude stockholders form removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

INDEMNIFICATION

         Our articles of incorporation, as amended, obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Corporations and Associations Article of the Annotated Code of Maryland (or the Maryland General Corporation Law) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

LIMITATION OF LIABILITY

         The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty or was committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, as amended, provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

MARYLAND BUSINESS COMBINATION ACT

         The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the Board of Directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

          - 80% of the votes entitled to be cast by holders of outstanding voting shares; and

          - two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

         As permitted by the Maryland General Corporation Law, we have elected not to be governed by the Maryland business combination statute. We made this election by opting out of this statute in our articles of incorporation, as amended. If, however, we amend our articles of incorporation, as amended, to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

MARYLAND CONTROL SHARE ACQUISITION ACT

         Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

          -    one-tenth or more but less than one-third of all voting power;

          -    one-third or more but less than a majority of all voting power;
               or

          -    a majority or more of all voting power.

         Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

         If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

          -    the last control share acquisition; or

          - the meeting where stockholders considered and did not approve voting rights of the control shares.

         If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

TRANSFER AGENT AND REGISTRAR

         Mellon Investor Services LLC, 44 Wall Street, 6th Floor, New York, New York 10005, is the transfer agent and registrar for our stock. Its telephone number is (800) 777-3694.

                        FEDERAL INCOME TAX CONSIDERATIONS

         Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our counsel, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operating has enabled us, and will enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

          - The following discusses the material United States federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our stock. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS. This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

          -    a dealer or trader in securities;

          -    a financial institution;

          -    an insurance company;

          - a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position; or

          - a stockholder whose functional currency is not the United States dollar.

         The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

         THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OUR TREATMENT AS A REIT AND OF AN INVESTMENT IN OUR STOCK. TAXPAYERS AND PREPARERS OF TAX RETURNS (INCLUDING RETURNS FILED BY ANY PARTNERSHIP OR OTHER ARRANGEMENT) SHOULD BE AWARE THAT UNDER TREASURY REGULATIONS A PROVIDER OF ADVICE ON SPECIFIC ISSUES OF LAW IS NOT CONSIDERED AN INCOME TAX RETURN PREPARER UNLESS THE ADVICE IS (i) GIVEN WITH RESPECT TO EVENTS THAT HAVE OCCURRED AT THE TIME THE ADVICE IS RENDERED AND IS NOT GIVEN WITH RESPECT TO THE CONSEQUENCES OF CONTEMPLATED ACTIONS, AND (ii) IS DIRECTLY RELEVANT TO THE DETERMINATION OF AN ENTRY ON A TAX RETURN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT

IN OUR STOCK, INCLUDING THE APPLICATION TO YOUR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE BASED ON THE LAWS IN FORCE AND THEIR INTERPRETATION AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

TAXATION AS A REIT

         We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ended on December 31, 1997, and we plan to continue to meet the requirements for qualification and taxation as a REIT. There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and you will be subject to tax in the same manner as a stockholder of a regular domestic corporation. In that event, we may be subject to a substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated. See "--REIT Qualification -- Failure to Qualify" below.

         So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our taxable income that we distribute currently to our shareholders. This treatment would substantially eliminate the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. We will be subject to federal income tax, however, in the following instances:

          1. We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains (however, properly designated undistributed capital gains will effectively avoid taxation at the shareholder level). For any taxable year, our "REIT taxable income" is our taxable income computed as though we were a "C" corporation (generally, a corporation subject to full corporate-level tax), adjusted, as provided in Section 857(b) of the Code, to account for various items, including a deduction for dividends paid.

          2. Under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

          3. If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. See "--REIT Qualification - Foreclosure Property" below.

          4. If we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), we will be subject to a 100% tax on the amount of such net income. See "--REIT Qualification - Prohibited Transactions" below.

          5. If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but we nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of
               (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.

          6. If we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year,
               (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

          7. If we were to acquire assets from a "C" corporation in a transaction in which our basis in those assets was determined by reference to the "C" corporation's basis, then the excess, if any, of the fair market value of the assets over the tax basis of the assets on the date of acquisition would be "built-in gain" and the assets would be "built-in gain assets." If we disposed of such built-in gain assets within the ten-year period beginning on the date of their acquisition, then, to the extent of the built-in gain inherent in such assets we would be subject to tax at the highest regular corporate rate applicable.

          8. If we recognize excess inclusion income and have shareholders who are disqualified organizations within the meaning of Section 860E(e)(5) of the Code (generally, an agency or instrumentality of the United States, any state, or any foreign government, or any political subdivision of any of the foregoing), we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the shareholders that are disqualified organizations. See "--Taxable Mortgage Pools" below.

REIT QUALIFICATION

         SUMMARY OF REQUIREMENTS GENERALLY. To qualify as a REIT, we must comply with the following technical requirements imposed by the Code:

          1.   We must be managed by one or more directors or trustees;

          2.   Shares of our stock must be transferable;

          3. We must be taxable as a domestic corporation but for the provisions of the Code applicable to REITs;

          4. We cannot be a financial institution or an insurance company subject to certain provisions of the Code;

          5. Shares of our stock must be beneficially owned by at least 100 persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

          6. No more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined for this purpose to include private foundations, certain unemployment compensation trusts, and portions of trusts that are permanently set aside or used for charitable purposes) at any time during the last half of our taxable year;

          7. We must meet certain other tests, described below, regarding the sources from which we derive gross income and the nature of our assets; and

          8. We generally must distribute dividends to our shareholders in an amount that at least equals 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain.

         We must satisfy requirements 1 through 4, inclusive, during the entire taxable year. For purposes of applying requirement 6, stock attribution rules set forth in Section 544 of the Code treat stock owned by corporations, partnerships, or trusts as though the shareholders, partners, or beneficiaries of those entities owned such stock proportionally. Moreover, under Section 857(h) of the Code, qualified employee pension or profit sharing trusts are not treated as individuals for purposes of requirement 6, but instead, the stock owned by such a trust is considered to be owned by the beneficiaries of the trust based in proportion to their actuarial interests in the trust.

         We believe that we will meet the above-enumerated requirements 1 through 6 at all relevant times.

         In connection with requirement 6, we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares. If we comply with this requirement, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6, then we will be treated as having met requirement 6. If we were to fail to send such annual letters, we would be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. If we fail to send annual letters, the IRS also might require that we take further action to ascertain actual ownership of our shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters were due to reasonable cause and not to willful neglect. We send letters annually in a manner that conforms to the requirements of the Code and relevant Treasury Regulations.

         In addition, our charter provides restrictions regarding the transfer and ownership of shares of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in requirements 5 and 6 above. The ownership and transfer restrictions are described in more detail in "Description of Common Stock and Preferred Stock -

Restrictions on Ownership and Transfer." These restrictions, together with our compliance with the annual shareholder letter requirement described above, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above. If we fail to satisfy such share ownership requirements, then, unless we qualify for relief, our REIT status may terminate. See "--REIT Qualification -- Failure to Qualify."

         QUARTERLY ASSET TESTS. Generally, we must meet the following asset tests at the close of each quarter during each taxable year:

               1. At least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities or cash and cash items (including receivables);

               2. No more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities, such as agency debentures, and certain mortgage-backed securities, such as agency certificates);

               3. No more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

               4. Except for securities qualifying under the 75% asset test, securities in a taxable REIT subsidiary or "qualified REIT subsidiary," certain partnership interests, and for purposes of clause (c) below, certain "straight" debt obligations:

                    (a) we may not hold more than 5% of the value of our total assets in the securities of any one issuer;

                    (b) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

                    (c) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

         The term "qualified REIT real estate assets" means assets of the type described in Section 856(c)(5)(B) of the Code, and generally include -

               o Interests in real property, including fee ownership and co-ownership of land and improvements thereon and leasehold interests and options on land and improvements thereon;

               o    Interests in mortgages on real property;

               o Regular and residual interests in real estate mortgage investment conduits (or REMICs) (however if less than 95% of the assets of a REMIC consists of qualified real estate assets, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of that REMIC);

               o Non-REMIC mortgage-backed securities that represent ownership interests in pools of mortgage loans;

               o    Shares in other REITs; and

               o Investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

         A REIT may hold up to 100% of the stock of a taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. FIDAC has filed such an election to be treated as our taxable REIT subsidiary.

         As a taxable REIT subsidiary, FIDAC will pay federal income tax at the rates applicable to corporations on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a taxable REIT subsidiary and the parent REIT are at arm's length. If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT, the REIT is subject to tax at a rate of 100% on the excess of (i) interest payments made by a taxable REIT subsidiary to its parent REIT over (ii) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm's-length terms. We scrutinize all of our transactions with FIDAC in an effort to ensure that we do not become subject to these taxes. We cannot assure you, however, that we will be able to avoid application of these taxes.

         If we own 100% of the stock of a subsidiary corporation for which we do not make a taxable REIT subsidiary election, the subsidiary will be a qualified REIT subsidiary. As such, the qualified REIT subsidiary's separate existence will be disregarded for federal income tax purposes, and its assets, liabilities, and items of income, deduction and credit will be treated as our assets, liabilities, and items of income, deduction, and credit. Although a qualified REIT subsidiary will not be subject to federal corporate income taxation, it may be subject to state and local taxation in certain jurisdictions.

         We believe that, because we own a large portfolio of agency certificates and agency debentures, we have satisfied and will be able to satisfy the asset tests for each calendar quarter. We will manage our portfolio of assets to comply with the asset tests.

         If we satisfy the asset tests at the close of any calendar quarter, but fail to meet any of the asset tests as of the close of a subsequent calendar quarter and such failure is due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter. We will not fail the quarterly asset tests if a discrepancy exists between the value of our assets and the requirements of the asset tests if such discrepancy is attributable solely to fluctuations in the market values of our assets.

         In addition, for calendar years beginning after December 31, 2005, if we fail to satisfy the quarterly asset test for any quarter we will not lose our REIT status as a result of such failure if either (i) such failure is regarded as a de minimis failure under standards set out in the 2004 Act, or (ii) the failure is greater than a de minimis failure but is attributable to reasonable cause and not willful neglect. In the case of a greater than de minimis failure, however, the REIT must pay a tax and must remedy the failure within 6 months of the close of the quarter in which such failure occurred.

         GROSS INCOME TESTS. To qualify as a REIT, generally we must meet the following gross income tests for each taxable year:

          1. At least 75% of our gross income must be derived from the real estate sources specified in Section 856(c)(3) of the Code, including -

               (a)  Rents from real property;

               (b) Interest income on obligations secured by mortgages on real property or on interests in real property;

               (c) Income derived from REMIC regular or residual interests (provided that if less than 95% of the REMIC's assets are qualifying REIT real estate assets, determined as if we held them directly, then only a proportionate amount of the income will be qualifying income for purposes of this test);

               (d) Gain from the disposition of qualified REIT real estate assets, including mortgage loans and agency certificates (other than dispositions treated as prohibited transactions, as described below);

               (e) Income or gain from foreclosure property (as described below);

               (f) Dividends or other distributions on, and gain from the sale of, stock in other REITs;

               (g) Amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property (other than amounts that depend on the income or profits of any person); and

               (h) "Qualified temporary investment income" (generally, income we earn from investing new capital raised through equity offerings or public debt offerings with at least a five-year term, provided we receive or accrue that income within one year of acquiring such new capital).

          2. At least 95% of our gross income for each taxable year must be derived from sources of income specified in Section 856(c)(2) of the Code, which include-

               (a)  The types of gross income described in paragraph 1 above;

               (b)  Dividends;

               (c)  Interest (such as interest on agency debentures);

               (d) Income derived from certain hedging transactions, or gain from the disposition or termination of certain hedging transactions, entered into to manage interest rate risk with respect to indebtedness incurred or to be incurred to carry real estate assets; and

               (e) Gains from the sale of stock or securities (other than sales that are prohibited transactions).

         If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under Section 856(c)(6) of the Code. Such relief will be available if we could demonstrate that our failure to satisfy the tests was due to reasonable cause and was not due to willful neglect, we attach to our federal income tax return a schedule showing the sources and amounts of each item of our gross income, and the inclusion of any incorrect information set forth in that schedule is not due to fraud with intent to evade tax. We cannot know at this time whether we would, in all circumstances, be able to avail ourselves of the relief provided under Section 856(c)(6) of the Code. For example, if we failed the 75% gross income test because more than 25% of our gross income represented dividends we received from FIDAC, the IRS could determine that our failure of the test would not satisfy the reasonable cause standard. If we failed one of the tests and we were ineligible for relief, we would fail to qualify as a REIT. Moreover, even if we qualify for relief, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.

         For purposes of the gross income tests, our income includes 100% of the income earned by a disregarded entity in which we hold the sole equity interest, such as a qualified REIT subsidiary or a wholly-owned trust or limited liability company. In addition, our gross income will include our allocable share of the income of any entity that is treated as a partnership for federal income tax purposes.

         Gross income we derive from the sale of property (other than foreclosure property, as described below) that we hold for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both gross income tests.

         We believe that we will be able to satisfy the 95% and 75% gross asset tests because, as explained below, the income from our agency certificates will be qualifying income for purposes of both tests and income from our agency debentures will be qualifying income for purposes of the 95% test. We will monitor the amount of our non-qualifying income throughout the year and we will endeavor to manage our portfolio to comply with the gross income tests.

         The following paragraphs discuss some of the specific applications of the gross income tests to us.

         DIVIDENDS. The dividends we receive from FIDAC or any other corporation (other than a qualified REIT subsidiary) in which we own an interest, will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We intend to limit the amount of dividends we receive from taxable REIT subsidiaries so as to avoid failing the 75% gross income test.

         INTEREST. For purposes of both of the gross income tests, the term interest excludes any amount that is based on the income or profits of any person. Thus, interest based on net rental income from mortgaged property would not be qualifying income. We do not anticipate holding assets that would provide for such payments.

         Generally, interest on agency certificates and other mortgage-backed certificates, including any original issue discount, market discount, prepayment premiums, late payment fees, and assumptions fees, but not any amount that represents compensation for services, will be qualifying income for purposes of both gross income tests.

         FEE INCOME. Any fees that we might receive as consideration for a commitment to acquire mortgage-backed certificates would represent qualifying income for purposes of both the 75% and 95% gross income tests (provided such fees are not based on the income or profits of any person).

         HEDGING TRANSACTIONS. The treatment of hedging transactions under the tax rules applicable to REIT qualification is not entirely clear. Section 856(c)(5)(G) of the Code provides that income and gain derived from certain transactions entered into by a REIT to manage interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, such as agency certificates, represents a source of income that qualifies for purposes of the 95% gross income test but not for the 75% gross income test. The treatment of hedges entered into to hedge risks other than interest rate risk, or to hedge assets rather than indebtedness, is not clear.

         RENTS FROM REAL PROPERTY. We do not intend to own any real property for the production of rental income.

         PROHIBITED TRANSACTIONS. We will incur a 100% tax on the net income we derive from a sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our trade or business. We refer to each such sale as a prohibited transaction. Although we do not intend to engage in any prohibited transactions, whether we are considered to hold an asset for sale to customers in the ordinary course of our business is a question of fact. Section 857(b)(6)(C) of the Code sets forth certain safe harbors under which certain sales of property will not be considered to be prohibited transactions. We will endeavor to structure any asset sales to qualify under the safe harbors. We cannot assure you, however, that we will always be able to avoid holding assets for sale to customers in the ordinary course of business or to avail ourselves of the safe harbors.

         FORECLOSURE PROPERTY. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, that we acquire as a result of having bid in the property at foreclosure, or we otherwise reduce to ownership or possession by agreement or process of law, after there has been a default or default was imminent on a lease of such property or on indebtedness secured by such property. We must, however, elect to treat the property as foreclosure property on or before the due date of our tax return for the year in which we acquire the property. Moreover, property will not qualify as foreclosure property if we acquired the related mortgage loan at a time when default was imminent or anticipated, or if we obtained the mortgage loan as consideration for our disposition of property in a prohibited transaction.

         Because we do not anticipate holding any whole loans, we do not anticipate acquiring any foreclosure property.

         DISTRIBUTION REQUIREMENTS. We generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) and
(b) 90% of the net income (after tax, if any) from foreclosure property, minus
(2) the sum of certain items of non-cash income. In addition, if we were to recognize "built-in-gain" (as defined below) on disposition of any assets acquired from a "C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. "Built-in-gain" is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not anticipate holding any assets having built-in-gain.

         We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (i) include their proportionate share of the undistributed net capital gains in income, (ii) receive a credit for their share of the federal income tax we pay and (iii) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.

         DISTRIBUTION OF "EARNINGS AND PROFITS" ATTRIBUTABLE TO A "C" CORPORATION. To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits attributable to a "C" corporation taxable year. We do not have any such earnings and profits nor do we anticipate acquiring any corporation in a transaction in which we would succeed to their earnings and profits.

         TAXATION AS A REIT. In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our taxable income or net capital gain that we distribute to our shareholders. We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

          o    85% of our REIT ordinary income for such year;

          o    95% of our REIT capital gain income for such year; and

          o    any undistributed taxable income for prior periods.

         We will incur a 4% nondeductible excise tax on the excess of such required distributions over the amounts we actually distribute.

         FAILURE TO QUALIFY. If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. In such event, we will not be allowed to designate any distributions as capital gains dividends, and you will not receive any share of our tax preference items. In addition, distributions to most domestic noncorporate shareholders, to the extent of our current and accumulated earnings and profits, would generally be taxable at capital gains tax rates. Subject to certain limitations of the federal income tax laws, domestic corporate shareholders might be eligible for the dividends received deduction. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

         The 2004 Act, in addition to amending the relief provisions applicable for certain failures of the annual gross income tests and adding relief provisions for failure of the quarterly asset tests, provides relief for failures of other tests imposed as a condition of REIT qualification, as long as such failures are attributable to reasonable cause and not willful neglect. A REIT would be required to pay a penalty of $50,000, however, in the case of each such failure. The above-described changes apply for taxable years of REITs beginning after the date of enactment.

TAXATION OF U.S. SHAREHOLDERS

         For purposes of this discussion, a "U.S. shareholder" is a shareholder who is a "U.S. person." A U.S. person is a person who is:

          o    A citizen or resident of the United States;

          o A corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

          o An estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

          o A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust before such date, and has made an election to continue to be treated as a U.S. person.

         DISTRIBUTIONS. Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

         Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

         Generally, dividends that we pay are taxable to you at the rates applicable to ordinary income. There are, however, three instances in which dividends we pay to you will be taxable at the rates applicable to net capital gains. First, distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, but only to the extent such distributions do not exceed our actual net capital gain for the taxable year. If we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Second, to the extent we receive dividends from a "C" corporation, such as a taxable REIT subsidiary, we will be able to designate the dividends that we pay to you as eligible for taxation at the rate applicable to net capital gains. Finally, to the extent we pay corporate level tax on income or gain in one year, such as the tax on built-in-gains, we can designate dividends as eligible for taxation at the rates applicable to net capital gains to the extent of the amount of such income in excess of the tax paid thereon. Dividends described in the preceding two sentences will generally qualify to be taxed at the rates applicable to net capital gains if you hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

         Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.

         POST YEAR-END DIVIDENDS. Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid, and you had received them, on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

         GAIN ON DISPOSITION. If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of
(1) any long-term capital gain dividends you receive with respect to our stock and (2) your proportionate share of any long-term capital gains that we retain.

         FAILURE TO QUALIFY. If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

               o We will not be allowed to designate any distributions as capital gain dividends;

               o Distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction and generally will be taxable to domestic non-corporate shareholders at rates applicable to net capital gains, so long as certain holding period requirements are satisfied;

               o The excess inclusion income rules will not apply to the distributions we make;

               o    You will not receive any share of our tax preference items;
                    and

               o Dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.

         In this event, however, we could be subject to substantial federal income tax liability as a "C" corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

         INFORMATION REPORTING AND BACKUP WITHHOLDING--U.S. SHAREHOLDERS. For each calendar year, we will report to our U.S. shareholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

               o Are a corporation or come within another exempt category and demonstrate this fact when required; or

               o Provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

         A U.S. shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

         Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

TAXATION OF TAX-EXEMPT ENTITIES

         The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (or UBTI), provided that:

               o You have not incurred indebtedness to purchase or hold our stock;

               o You do not otherwise use our stock in a trade or business unrelated to your exempt purpose; and

               o We do not distribute dividends to you that are treated as representing excess inclusion income.

         In addition, a substantial portion of the distributions you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under Section 401(a) of the Code. We will be treated as a "pension-held REIT" if
(1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) holds in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

         If you are a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal taxation under Sections 501(c)(7), (c)(9), (c)(17), or (c)(20) of the Code, respectively, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements. See "Taxation of U.S. Shareholders."

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN
SHAREHOLDERS

         The discussion under this heading only applies to you if you are not a U.S. person (hereinafter, a "foreign shareholder").

         This discussion is only a brief summary of the U.S. federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

         DISTRIBUTIONS. Except for distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our current and accumulated earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your U.S. trade or business. Dividend distributions that are attributable to excess inclusion income will not be eligible for exemption from tax or any reduction in the rate of tax. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim that our distributions are effectively connected with your U.S. trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI. A distribution to a foreign partnership is treated, with some exceptions, as a distribution directly to the partners so that the partners are required to provide the required certifications.

         Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your U.S. federal tax liability if we subsequently determine that the distribution was, in fact, in excess of our earnings and profits. If you receive a distribution that is treated as being effectively connected with your conduct of a trade or business within the United States, the distribution will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and may be subject to the branch profits tax if you are a corporation.

         Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a U.S. real property interest, generally will not be subject to U.S. federal income taxation, unless:

               o Your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

               o You are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and other requirements are met.

         Distributions that are attributable to a disposition of U.S. real property interests (which term excludes interests in mortgage loans) are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. We do not, however, anticipate recognizing any gain attributable to the disposition of U.S. real property interests, as defined by FIRPTA. Existing Treasury Regulations interpreting the FIRPTA provisions of the Code could be read as imposing a withholding tax at a rate of 35% on all of our capital gain dividends even if no portion of the capital gains we recognize during the year are attributable to our disposition of a U.S. real property interest. With our taxable year beginning January 1, 2005, however, a foreign investor that does not own more than 5% of our stock at any time during the taxable year will not be subject to the FIRPTA rules with respect to any of our distributions.

         GAIN ON DISPOSITION. You generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our stock unless:

               o The gain is effectively connected with your conduct of a trade or business within the United States; or

               o You are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met.

         Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the U.S. federal tax on net income that applies to U.S. persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

         Under FIRPTA, you could be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold U.S. real property interests in excess of certain thresholds and (2) fail to qualify as a domestically-controlled REIT. We do not expect to hold U.S. real property interests in excess of the threshold.

         INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as
(1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign shareholder may satisfy this requirement by using an appropriately prepared Form W-8BEN.

         FEDERAL ESTATE TAXES. In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of his or her death, such stock will be included in the individual's gross estate for federal estate tax purposes, unless an applicable treaty provides otherwise.

TAXABLE MORTGAGE POOLS

         A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC or a financial asset securitization investment trust that has the following characteristics:

          1. Substantially all (generally, more than 80%) of the assets of such entity consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

          2. Such entity issues two or more classes of debt obligations having different maturities; and

          3. The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

         If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT's income will be treated as excess inclusion income and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income. You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are not a U.S. shareholder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law.

         Although we leverage our investments in agency certificates, we believe that our financing transactions do not cause any portion of our assets to be treated as a taxable mortgage pool and we do not expect that any portion of our dividend distributions will be treated as excess inclusion income.

STATE AND LOCAL TAXES

         You may be subject to state or local taxation in various jurisdictions, including those in which you transact business or reside. The state and local tax treatment that applies to you may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                              PLAN OF DISTRIBUTION

         We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby may from time to time include UBS Warburg LLC. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

         Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

         Shares may also be sold in one or more of the following transactions:
(a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

         Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.


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


         In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

         The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

         Our common stock is listed on the New York Stock Exchange under the symbol "NLY" and our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol "NLY PrA." All other series of our preferred stock other than the Series A Preferred Stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees. We have a secured repurchase credit facility with UBS Warburg LLC.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for us by McKee Nelson LLP. The opinion of counsel described under the heading "Federal Income Tax Considerations" is being rendered by McKee Nelson LLP. This opinion is subject to various assumptions and is based on current tax law.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "NLY" and our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol "NLY PrA," and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. Finally, we also maintain an Internet site where you can find additional information. The address of our Internet site is http://www.annaly.com.

         We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-13447) under the Securities Exchange Act of 1934 (or Exchange Act), and these documents are incorporated herein by reference:

          - Our Annual Report on Form 10-K for the year ended December 31, 2003 as filed on March 9, 2004;

          -    Our Current Report on Form 8-K filed on April 1, 2004;

          - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 as filed on May 10, 2004;


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


          -    Our Current Report on Form 8-K filed on June 4, 2004;

          - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 as filed on August 9, 2004;

          -    Our Current Report on Form 8-K filed on October 18, 2004;

          - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 as filed on November 5, 2004;

          - Description of our common stock included in our Registration Statement on Form 8-A, filed on October 6, 1997 (as amended on June 12, 2002); and

          - Description of our Series A Preferred Stock included in our Registration Statement on Form 8-A, filed April 1, 2004.

         All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

         Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

         We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations, Annaly Mortgage Management, Inc., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number (212) 696-0100.